Exhibit 10.02

Hopmeadow Holdings, LP Phantom Unit Incentive Plan Administrative Rules

I.	Eligibility for Participation

A.	Initial Eligibility
All Hartford Fire employees who became Talcott Resolution Life Insurance Company (“the Company”) employees on June 1, 2018, as a result of the sale of Hartford Life, Inc. to Hopmeadow Acquisition, Inc. are Participants in the Hopmeadow Holdings, LP Phantom Unit Incentive Plan (“the Plan”). Individuals who become non-Executive Company employees after June 1, 2018, may become Participants in the Plan at the discretion of the Company’s President and Chief Human Resources Officer. Individuals who become Executive Company employees after June 1, 2018, may become Participants in the Plan at the discretion of the Company’s President and the Compensation Committee of the Board of Directors of Hopmeadow Holdings, GP LLC (“the Committee”). Contractors and other vendors are not eligible to participate in the Plan.
For the purposes of this Plan, an Executive of the Company shall mean a member of the Company’s Executive Leadership Team.

B.	Continued Eligibility

All employees who become Participants in the Plan shall remain Participants for as long as they remain employed by the Company and the Plan remains in effect. Subject to the exceptions set forth below in Sections I(B)(1) and I(B)(2) below, any rights that an employee may have to benefits under the Plan will terminate on the date their employment with the Company terminates.

1.Termination of Employment Due to Death

If a Participant’s employment with the Company terminates due to the Participant’s death and the Participant has designated one or more beneficiaries with the Company, for one (1) year after the death of the Participant the designated beneficiary(ies) shall be entitled to receive benefits under the Plan to the same extent as the Participant would have been eligible to receive such benefits if he/she was still alive and actively employed by the Company. Solely for the purposes of Section III(A) below, the deceased Participant’s Phantom Units will be treated as outstanding for one year after the death of the Participant.

2.Termination of Employment Due to Disability

If a Participant’s employment with the Company terminates due to the Participant’s Disability, the Participant shall remain a Participant for one (1) year after the termination of his/her employment and shall be entitled to receive

Exhibit 10.02

benefits under the Plan to the same extent as he/she would have been eligible to receive such benefits if he/she was still actively employed by the Company. Solely for purposes of Section III(A) below, the disabled Participant’s Phantom Units will be treated as outstanding for one year after the termination of employment.

a.	Definition of Termination as a Result of Disability

For the purposes of the Plan, a termination as a result of disability shall be defined as a termination of employment due to the exhaustion of job protection under applicable law or Talcott Resolution policies while the Participant is out of work due to a Total Disability as defined by Talcott Resolution’s Short Term Disability Plan.

II.	Form of Award

A.
Each Participant shall be awarded Phantom Units under the Plan. The number of Phantom Units awarded to any individual non-Executive Participant shall be determined by the Company’s President and Chief Human Resources Officer at their discretion. The number of Phantom Units awarded to any individual Executive Participant shall be determined by the Company’s President and the Committee at their discretion.

1.
Phantom Units awarded under the Plan are not equity interests in the Partnership or Company. Rather, they are notional awards and do not entitle a Participant to any actual equity rights in the Partnership or Company.

2.	Phantom Units awarded under the Plan entitle Participants to receive cash payments as distributions are made from the Partnership or in the event the Company is sold.

B.
After the initial award of Phantom Units to a Participant, the Company’s President and Chief Human Resources Officer may award additional Phantom Units to a non-Executive Participant and the Company’s President and the Committee may award additional Phantom Units to an Executive Participant at their discretion.

C.
Phantom Units do not expire, do not need to be renewed and are not diminished in number by a cash distribution while the Participant remains an employee of Talcott Resolution or falls under one of the continued employment exceptions set forth in Section I(B) above.

Exhibit 10.02

III.	Cash Distributions Under the Plan

A.
The aggregate amount the Plan will distribute under Section III(B) below when distributions are made from the Partnership or the Company is sold will be determined by the Company’s President and Chief Human Resources Officer based on the total amount of the distribution or sale proceeds, the employee pool of Phantom Units, the number of outstanding Phantom Units held by directors of the Company, and the outstanding equity interests of the Partnership at the time of a payment.

1.	For the purposes of the Plan, a Company Sale means the sale, lease or transfer to a third party, in one or a series of related transactions, of:

a.	all or substantially all of the consolidated assets of Hopmeadow Holdings II, LP and its Subsidiaries; or

b.	seventy-five (75%) percent or more in percentage interest of the equity interests of Hopmeadow Holdings II, LP, Hopmeadow Holdings, LP, Hopmeadow Acquisition, Inc. or Talcott Resolution Life, Inc.

For the purposes of this Plan, a Company Sale does not include a Qualified Public Offering.

B.
The amount of the cash payment that a Participant will receive when distributions are made from the Partnership or the Company is sold will be determined by the Company’s President and Chief Human Resources Officer based on the total amount of the distribution or sale proceeds, the amount of Phantom Units held by the Participant, the number of outstanding Phantom Units held by the employees (including any treated as outstanding under Sections 1(B)(1) or 1(B)(2) above) and directors of the Company, and the outstanding equity interests of the Partnership at the time of a payment. Any amounts funded under Section III(A) above and not distributed under the first sentence of this Section III(B), will be distributed to Participants as the Company’s President and Chief Human Resources Officer determines in their discretion. The Company’s President and Chief Human Resources Officer's determination shall be final and conclusive.

C.
Other than as set forth in Section I(B) above, to be eligible to receive a cash distribution under the Plan, a Participant must be employed by the Company on the date the distribution from the Partnership is recorded in the Company’s financial records or a sale of the Company closes, as applicable.

D.
Cash Distributions to Participants under the Plan shall be made within 60 days of when a distribution from the Partnership is recorded in the Company’s financial records or a sale of the Company closes, as applicable.

E.	Cash Distributions to Participants under the Plan are subject to applicable tax withholding.

Exhibit 10.02

IV.	Suspension and Claw-back of Cash Payments

A.
At their discretion, the Committee with respect to an Executive of the Company and the Company’s President and Chief Human Resources Officer with respect to a non-Executive of the Company, may under the following circumstances suspend or terminate a Participant’s eligibility to receive payment of a cash distribution:

1.
If, at the time a cash payment to a Participant otherwise would be made, the Participant is under investigation for misconduct deemed by management to be a serious violation of the Company’s policies or its Code of Ethics and Business Conduct or is under investigation for the commission of a felony, or has been charged with or indicted for a felony, the Participant’s eligibility to receive a cash payment under the Plan may be suspended until the investigation(s) are completed and/or the charge(s) against the Participant is resolved. Based on the results of such an investigation or the resolution of a felony charge or indictment, the Participant’s Phantom Unit award may be revoked and the Participant’s eligibility to receive the cash payment terminated and the Participant shall have no further rights to any cash payments under the Plan.

B.
At their discretion, the Committee with respect to an Executive of the Company and the Company’s President and Chief Human Resources Officer with respect to a non-Executive of the Company, may under the following circumstances require a Participant to repay to the Company any cash payments received under the Plan:

1.
If the Participant’s employment with the Company is terminated for misconduct deemed by management to be a serious violation of the Company’s policies or its Code of Ethics and Business Conduct or the Participant is found or pleads guilty or nolo contendere to a felony or any reduced charges through a plea agreement, or enters any plea under the Alford doctrine or its equivalent, Participant may be required to repay the Company for any cash payments received under the Plan after the date the misconduct or the criminal act(s) was committed.

V.	Administrator of the Plan

A.
Unless otherwise determined by the Committee, the President and Head of Human Resources shall administer the Plan. The President and Head of Human Resources has the authority to delegate some or all of their obligations and responsibilities under the Plan.

VI.	Employee at Will Status

A.
Participation in the Plan does not constitute an employment contract, nor is it a guarantee of employment for any fixed period of time. Employment with the Company is at-will, which means that both the employee and the Company are free to terminate the

Exhibit 10.02

employment relationship at any time for any lawful reason, with or without advance notice.

VII.	No Impact On Benefits

A.
Except as specifically stated under any employee benefit plan, policy or program, no amount payable in respect of any Phantom Unit or otherwise under the Plan shall be treated as compensation for purposes of calculating a Participant’s right under any such plan, policy or program.

VIII.	Relationship of Administrative Rules and the Plan

A.
The operation of the Plan shall at all times be governed by the terms of the Plan and in the event of a conflict between the terms of the Plan and these Administrative Rules, the terms of the Plan shall control.